Exhibit 10.2

September 8, 2005

Director’s Name

Street Address

City, State, Zip

Re:	WESTLAKE CHEMICAL CORPORATION
RESTRICTED STOCK AWARD

Dear                    :

Westlake Chemical Corporation (the “Company”) is pleased to notify you that you have been granted an award (“Award”) of              shares of Common Stock of the Company (“Restricted Stock”). This Award is granted effective August 31, 2005 (the “Grant Date”), subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule.

(a) This Award shall vest in accordance with the following schedule:

Period Beginning	Percent of Shares Vested
August 31, 2006 August 31, 2007 August 31, 2008	33 1/3% 33 1/3% 33 1/3%

You must be in continuous service as a director of the Company from the Grant Date through the date this Award is scheduled to vest in order for the Award to vest. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy. During the period of time between the Grant Date and the earlier of the date the Restricted Stock vests or is forfeited, the Restricted Stock will be evidenced by a book entry account in the Company’s records.

(b) All Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, if your service as a director of the Company is terminated 1) due to your death, 2) because you fail to be re-elected or re-nominated for service as a director for any reason other than cause

(as determined by the Administrator), or 3) because you resign as a director at the request of the Board of Directors based upon a determination made by the Board of Directors, in its sole discretion, that your resignation would be in the best interests of the Company.

3. Forfeiture of Award. If your service as a director terminates other than by one of the reasons noted in 2. (b) above, all unvested Restricted Stock as of the termination date shall be forfeited.

4. Distribution Following Termination of Restrictions. Subject to the other provisions of this Award and the Plan, the Restricted Stock shall vest as set forth in Paragraph 2 and shall be distributed to you (or your beneficiary) as soon as practicable after the Restricted Stock vests. Distribution of Common Stock may be in a form selected by the Company, in its discretion, including deposit into a custodial account or delivery of a stock certificate.

5. Taxation. You are responsible for any tax requirements pursuant to this award. No election under section 83(b) of the Internal Revenue Code shall be permitted with respect to this Award.

6. Assignment of Award. Your rights under the Plan and this Restricted Stock Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.

7. Dividends and Voting Rights. You are entitled to receive all dividends and other distributions made with respect to Restricted Stock registered or held in book entry in your name and you are entitled to vote or execute proxies with respect to such Restricted Stock, unless and until the Restricted Stock is forfeited.

8. Requirements of Law and Stock Exchanges. Your rights to the Restricted Stock and the issuance and delivery of the Common Stock are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

9. Governing Law. This Restricted Stock Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

This award letter is subject to the terms and conditions set forth in the Plan and should be retained in your file for future reference. Any additional terms and conditions may be set forth in the Prospectus for the Plan or in any rules and regulations adopted by the Plan’s Administrator (as defined in the Plan). Additionally, we are required to provide you with a copy of the plan prospectus. This will be sent to you along with a copy of the plan document via a follow-up email. We are also required to provide copies of the 2004 10-K and the 1st and 2nd Quarter 2005 10-Q’s. In this regard we refer you to the SEC Filings section of our web page, www.westlakechemical.com .

If you have any questions regarding this award, you may contact Mr. David Hansen at 713-960-9111.

Very truly yours,

/s/ Albert Chao

Albert Chao

President and Chief Executive Office